Exhibit 10.1

PROFESSIONAL SERVICES CONSULTING AGREEMENT

This Professional Services Consulting Agreement (“Agreement”) is entered into as of this 5th day of July, 2006 (“Effective Date”), by and between Electro Energy, Inc. (“Company”), and Martin G. Klein (“Consultant”).

               WHEREAS, the Company wishes to retain Consultant for certain services in his capacity as Chief Technologist of the Company; and

               WHEREAS, the Consultant is willing to provide such services to the Company.

               NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1	SERVICES.

1.1	SERVICES TO BE PROVIDED. The Consultant shall serve as Chief Technologist of the Company and provide such services (the “Services”) as agreed upon by and between the Consultant and the Chief Executive Officer of the Company (the “CEO”). The Consultant shall be expected to provide the Services for an average of two days per week (each such week is referred to as, the “Weekly Employment Requirement”). The weekly hourly scheduling and location of the work to be performed by the Consultant is at the discretion of the Consultant consistent with the mutually agreed services to be performed. The Services shall be subject to all of the terms and conditions contained in this Agreement.

1.2	PERFORMANCE OF SERVICES. The Consultant shall, to the best of his ability, render the Services in a timely and professional manner consistent with generally accepted industry standards.

1.3	OWNERSHIP OF WORK PRODUCT. As used herein, the term “Work Product” means all materials, software, tools, data, inventions, works of authorship and other innovations of any kind, including, without limitation, any deliverables under this Agreement and any improvements or modifications thereon, that Consultant may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the Services or as a result of such Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection. Consultant agrees that all Work Product shall be the property of the Company and hereby assigns all rights it may have in the Work Product and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. Consultant acknowledges that the Company in its sole discretion shall have the right to license the Work Product or any portion thereof, and/or incorporate the Work Product or any portion thereof into the Company products, for use by other licensees or Consultants of the Company.

2	COMPENSATION.

In consideration of the Services during the Weekly Employment Requirement, the Consultant shall receive a base annual salary of $96,000, ($8,000/month). The Consultant shall receive $1,000 for each day during which the Consultant has rendered Services in excess of the Weekly Employment Requirement. In addition, the Consultant shall be entitled to receive reimbursement for the cost of any materials, travel, lodging, communications, and out-of-pocket expenses incurred by the Consultant in connection with providing the Services, which are not provided directly by the Company. All such fees and costs will be invoiced monthly and will be payable within thirty (30) days of the date of invoice.

3	TERMINATION.

3.1	TERM. This Agreement shall commence on the Effective Date and shall continue for a term of one year. The Agreement shall thereafter automatically be renewed for additional successive one year term(s) unless terminated upon ninety (90) days written notice to the other party of its intention not to renew in advance of the expiration of the then current term.

3.2	TERMINATION FOR CAUSE. Either party may terminate this Agreement immediately upon notice to the other party if the other party breaches or is in default of any obligation hereunder, including the failure to make any payment when due, which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of written notice from the non-defaulting party.

3.3	EFFECT OF TERMINATION. Upon termination of this Agreement, the Consultant shall immediately cease performing any Services and Company shall pay the Consultant any compensation due for Services actually rendered. Sections 1.3 and 5, shall survive the termination of this Agreement. Termination of this Agreement by either party shall not act as a waiver of any breach of this Agreement and shall not act as a release of either party from any liability for breach of such party’s obligations under this Agreement. Neither party shall be liable to the other for damages of any kind solely as a result of terminating this Agreement in accordance with its terms, and termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

4	LIMITATION OF LIABILITY.

THE CONSULTANT MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE SERVICES OR ANY WORK PRODUCT OR DELIVERABLES DEVELOPED HEREUNDER, AND THE CONSULTANT EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR NEED, ACCURACY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND TITLE, AND ALL WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. To the extent permitted by applicable law, in no event will either party be liable under any legal theory for any special, indirect, consequential, exemplary or incidental damages, however caused, arising out of or relating to this Agreement, even if such party has been advised of the possibility of such damages. Neither party’s liability to the other party under this Agreement shall exceed the total amounts paid or payable by Consultant under this Agreement.

5	CONFIDENTIALITY AND NON-COMPETITION.

5.1	NON-DISCLOSURE OF CONFIDENTAL INFORMATION. Except as required in the performance of his duties to the Company, during the term of his consultancy and for three years thereafter, Consultant shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available to any person, firm, corporation, unincorporated association or other entity any Confidential and Proprietary Information or any portion thereof. “Confidential and Proprietary Information”shall mean any and all information disclosed or made available to the Consultant or becomes known by the Consultant as a direct or indirect consequence of or through his consultancy with the Company and not in the public domain and or generally known in the industry in which the Company is or may become engaged, including, but not limited to, customers, clients, contracts and agreements, marketing, plans, publications, financial information, and any information or data related to the Company’s products, materials, technologies, procedures, methods, formulae, techniques, question forms and questionnaires, analytical tools and methods, services, finances, research, development, consultants, analysis or accounting.

5.2	EXCLUSIONS.Notwithstanding the foregoing, this Agreement shall not prevent the Consultant from disclosing Confidential and Proprietary Information of the Company to the extent required by a judicial order or other legal obligation, provided that, in such event, the Consultant shall promptly notify the Company to allow intervention (and shall cooperate with the Company) to contest or minimize the scope of the disclosure (including application for a protective order) to such party requiring said disclosure.

5.3	NON-COMPETITION. During the term this Agreement and three (3) years thereafter, Consultant agrees that he will not, directly or indirectly own, consult with or be employed by any enterprise other than the Company that develops, creates, manufactures, distributes, or markets batteries, except as a holder of less than five percent of the shares of a company whose stock is publicly traded . It is expressly understood that Consultant shall not be prohibited or limited from engaging in, participating in, being employed by or owning any other business, venture or business entity.

6	GENERAL PROVISIONS.

6.1	GOVERNING LAW. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Connecticut, without regard to or application of provisions relating to choice of law.

6.2	SEVERABILITY. If any provision of this Agreement is unenforceable, then such provision will be enforced to the maximum extent possible under applicable law so as to effect the intent of the parties and the other provisions of this Agreement will continue in full force and effect.

6.3	COUNTERPARTS. This Agreement may be executed in counterparts.

6.4	ENTIRE AGREEMENT; AMENDMENTS; WAIVER. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous communications, negotiations, and agreements, written or oral, regarding the subject matter hereto. No modification of or amendment or waiver to this Agreement will be effective unless in writing and signed by each of the parties.

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               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

ELECTRO ENERGY, INC.		CONSULTANT

By:	/s/ Michael E. Reed	/s/ MARTIN G. KLEIN

	Name: Michael E. Reed	MARTIN G. KLEIN
Title: Chief Executive Officer